Exhibit 3.2

FIRST AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

DYNARESOURCE, INC.

(PURSUANT TO SECTION 241)

1.	Article IV of the Certificate of Incorporation of DynaResource, Inc. filed pursuant to the Delaware Corporation Laws on December 8, 1997, has been amended in its entirety, as follows:

The corporation shall have authority to issue twelve million five hundred thousand (12,500,000) shares of its common stock each having a par value of $.01. Fully paid common shares of the corporation shall not be liable for further call or assessment. The authorized common shares of the corporation shall be issued at the discretion of the Board of Directors of the corporation.

2.	DynaResource, Inc. has not received any payment for any of its stock.

3.	The amendment to the Certificate of Incorporation was adopted by a majority of the Directors named in the Certificate of Incorporation.

EXECUTED this 2/6/98.

/s/ K.D. Diepholz
K.D. Diepholz, President

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

THIS INSTRUMENT WAS ACKNOWLEDGED before me by K.D. Diepholz, on this February 6, 1998, who being known to me stated that he was President of DynaResource, Inc., that this instrument was the act and said of said corporation, and that the facts set forth above are true.

/s/ Janice E. Haley
Notary Public, State of Texas
[Notary Stamp]